(logo) WELLS FARGO	CMBS Department MAC N9401-011 1055 10th Avenue SE Minneapolis, MN 55414

Annual Statement of Compliance

Per the applicable Servicing Agreement for each of the transactions listed on Schedule I hereto, the undersigned, a duly authorized officer of Wells Fargo Bank, N.A., in its applicable capacity(ies) as listed on Schedule I ("Wells Fargo"), hereby certifies as follows as of and for the year ending December 31, 2017 (the "Reporting Period"):

(a)      A review of Wells Fargo’s activities during the Reporting Period and of its performance under the applicable Servicing Agreement has been made under such officer’s supervision; and

(b)     To the best of such officer’s knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the applicable Servicing Agreement in all material respects throughout the Reporting Period.

February 20, 2018

/s/ Amy Thompson

Amy Thompson

Vice President

/s/ Judy Faber

Judy Faber

Vice President

Schedule I:

Transaction	Servicing Agreement	Servicing Agreement Date	Wells Fargo Capacity(ies)
Shops at Crystals Trust 2016-CSTL Commercial Mortgage Pass-Through Certificates, Series 2016-CSTL	Trust and Servicing Agreement	07/20/2016	Custodian
CSMC 2015-GLPB Commercial Mortgage Pass-Through Certificates, Series 2015-GLB	Trust and Servicing Agreement	12/22/2015	Custodian

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